SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 29, 2010

Date of Report (Date of Earliest Event Reported)

DUPONT FABROS TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-33748	20 – 8718331
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1212 New York Avenue, N.W., Suite 900

Washington, D.C. 20005

(Address of Principal Executive Offices) (Zip Code)

(202) 728-0044

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule l3e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Amended and Restated Employment Agreement of President and Chief Executive Officer

On July 29, 2010, DuPont Fabros Technology, Inc. (the “Company”) and one of its subsidiaries, DF Property Management LLC, entered into an amended and restated employment agreement (the “Restated Employment Agreement”) with Hossein Fateh, President and Chief Executive Officer of the Company. The Restated Employment Agreement modifies terms relating to Mr. Fateh’s base salary, benefits and potential severance amounts, including the elimination of the provisions that entitle Mr. Fateh to a gross-up of certain severance and other payments, as discussed more fully below. The term of the Restated Employment Agreement is from July 29, 2010 through October 17, 2010, and will be renewed for an additional one-year term unless either party provides 60 days prior notice of their intent not to renew. The Restated Employment Agreement was approved by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”).

Reduction of Base Salary; Annual Aircraft Allowance

The Restated Employment Agreement reduces Mr. Fateh’s annual base salary to $1.00 from a salary of $450,000 that was previously approved by the Compensation Committee in February 2010. The Restated Employment Agreement also modifies the benefits that Mr. Fateh receives by providing him with an annual allowance of $450,000 for his discretionary use of an aircraft to be chartered by the Company upon Mr. Fateh’s request from time to time (the “Annual Aircraft Allowance”). Pursuant to the agreement, upon reasonable prior notice by Mr. Fateh, the Company will procure through an independent third-party aircraft charter company the use of an aircraft for Mr. Fateh’s personal travel. Mr. Fateh will be permitted to require that the chartered aircraft be an aircraft owned or controlled, directly or indirectly, by him. The Chairman of the Compensation Committee will have the sole discretion to select the charter company. To the extent that the Company procures the use of Mr. Fateh’s aircraft, any dispute (including disputes relating to amounts owed by the Company to the charter company related to Mr. Fateh’s travel) will be resolved by the Compensation Committee.

Mr. Fateh will be entitled to a chartered aircraft for his discretionary use until the Annual Aircraft Allowance has been expended for the applicable calendar year. To determine how much of the Annual Aircraft Allowance is expended after each use by Mr. Fateh, the Company will deduct any amounts that it pays to the charter company related to such use. If Mr. Fateh does not use the full Annual Aircraft Allowance in any applicable year, the unused balance of the allowance will be completely forfeited and will not be carried forward to any future calendar year. The Restated Employment Agreement provides that the Company will not be required to pay in excess of market rates when leasing a chartered aircraft for Mr. Fateh.

For the remainder of 2010, Mr. Fateh will receive the pro rata portion of the Annual Aircraft Allowance less salary payable to him in 2010 through the effective date of the Restated Employment Agreement, equal to $207,695. In addition to the benefits described above, Mr. Fateh may recognize certain indirect tax benefits related to the Annual Aircraft Allowance. He may also receive payments from a charter company related to such charter company’s leasing of Mr. Fateh’s aircraft to us.

Impact of Annual Aircraft Allowance on Potential Severance Amounts

The Restated Employment Agreement provides that, upon a termination of his employment, Mr. Fateh will receive a cash payment equal to the positive amount, if any, of the pro rata amount of the Annual Aircraft Allowance for the year of termination less the actual amount of the Annual Aircraft Allowance that Mr. Fateh used in the year of termination. Alternatively, if Mr. Fateh has used more than the pro rata amount of the Annual Aircraft Allowance for the year of termination, the cash value of such excess usage shall be deducted from other cash severance payments Mr. Fateh otherwise receives in connection with a termination without cause or a termination for good reason. In connection with a termination for cause or without good reason, Mr. Fateh will be required to repay (within 15 days of termination) the cash value of his aircraft usage in excess of the pro rata share of the Annual Aircraft Allowance for the year of termination.

Elimination of 280G Gross-Up

The Restated Employment Agreement also eliminates the provisions entitling Mr. Fateh to a gross-up of his severance payments and other payments received in connection with a change in control of the Company to the extent any portion of his severance and other payments is deemed to be a “parachute payment” subject to parachute payment excise taxes under Section 280G of the Internal Revenue Code. Instead, upon a change in control of the Company, Mr. Fateh will be entitled to the greater of, on an after-tax basis, (i) the aggregate amount of his severance and other payments pursuant to the terms of the applicable agreements and (ii) the aggregate amount of severance and other payments that Mr. Fateh otherwise would receive if limited to the amount that would not be subject to parachute payment excise taxes.

Other Terms of Mr. Fateh’s Previous Employment Agreement

Other than as described above, the terms of the Restated Employment Agreement shall be the same in all material respects as the terms of Mr. Fateh’s previous employment agreement as described in the Company’s Registration Statement on Form S-11 filed with the U.S. Securities and Exchange Commission on October 18, 2007 under the caption “Management – Employment Agreements” and the Company’s 2010 proxy statement under the caption “Executive Compensation – Narrative to Compensation and Grants of Plan-Based Awards Tables – Employment Agreements.”

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Restated Employment Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUPONT FABROS TECHNOLOGY, INC.

July 30, 2010	/s/ Richard A. Montfort, Jr.
Richard A. Montfort, Jr.
General Counsel and Secretary

EXHIBIT INDEX

10.1	Restated Employment Agreement